UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☐
Filed by a party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BARNWELL INDUSTRIES, Inc.

(Exact name of registrant as specified in charter)

Ned L. Sherwood
MRMP-Managers LLC
Ned L. Sherwood Revocable Trust
Brian Henry
Heather Isidoro
Benjamin Pierson
Douglas Woodrum

 (Name of Persons Filing Consent Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

FOR IMMEDIATE RELEASE

Barnwell Shareholders Demand Change: Sherwood Group Nominees Lead with Overwhelming Support Ahead of Annual Meeting

●	Over 40% of Outstanding Shares Have Already Voted on the Green Card in Favor of Change Ahead of May 29 Annual Meeting

●	Sherwood Group Calls on Barnwell Board to Respect Shareholder Vote

Vero Beach, Florida--(Newsfile Corp. - May 19, 2025) - The Sherwood Group, a long-term and significant shareholder with approximately 29.90% of the issued and outstanding shares of Barnwell Industries, Inc. ("Barnwell", "BRN" or the "Company") today issued the following letter to Barnwell shareholders providing a voting update ahead of the Company’s Annual Meeting on May 29, 2025.

Dear Barnwell Shareholders:

According to a preliminary report received from the proxy solicitor, Barnwell shareholders are demonstrating overwhelming support for urgent change and accountability. Considering that Ms. Isidoro has already been elected to the Board by the Consent Solicitation, approximately 40% of the Company’s outstanding shares have already been voted FOR Sherwood Group nominees Henry, Pierson and Sherwood on the GREEN proxy card. Mr. Woodrum has received 39% of the total outstanding shares.

In sharp contrast, management’s nominees have received only 1.45 to 1.59 million shares each, representing 14% to 15.8% of shares outstanding, much of which, we believe, represents insider holdings.

We urge all shareholders to carefully review the facts and vote FOR the Sherwood Group’s nominees to ensure accountability, transparency, and a stronger future for Barnwell.

Voting Is Ongoing

Shareholders are reminded that voting remains open for the 2025 Annual Meeting. Preliminary voting results are not final and may not reflect the ultimate outcome. Shareholders who have already voted may revoke their proxy and submit a new one at any time up to and including the meeting date. Shareholders should note that Barnwell has refused to accept or count votes submitted in favor of the Sherwood Group.

While we remain confident in the outcome if the Delaware Court acts to ensure a fair process, we do not presume the result of the Annual Meeting. The Sherwood Group strongly urges shareholders not to give undue weight to the preliminary voting results and, instead, to consider all material facts concerning the election before making their voting decisions with respect to the annual meeting.

The message is clear: shareholders are demanding new leadership.

This is not a board aligned with shareholders or focused on long-term value creation. This is a board presiding over persistent financial underperformance, poor capital allocation, and blatant entrenchment. The path forward starts with accountability. The Sherwood Group’s platform is built on restoring financial discipline, reestablishing strategic focus, and delivering lasting value for all shareholders. Barnwell shareholders deserve a board that takes responsibility, not one that hides behind legal maneuvers and empty headlines.

We thank the many shareholders who have already voted FOR the Sherwood Group’s nominees using the GREEN proxy card via ProxyVote.

To the current Board of Barnwell: we urge you to immediately cease its efforts in Delaware Court aimed at blocking the universal proxy and instead respect the rights of shareholders to decide who should lead their company. It’s time to turn the page.

Vote GREEN. Vote for Change.

Thank you for your support,

Ned L. Sherwood

If you have any questions, please contact:

Alliance Advisors

150 Clove Road, Suite 400, Little Falls, NJ 07424

Shareholders call toll-free: 1 (833) 215-7301

Email: brn2025@allianceadvisors.com

For media inquiries or further information, please contact:

Alyssa Barry

Media Relations, Alliance Advisors

abarry@allianceadvisors.com